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                                                                    Exhibit 12.1

                    Statement Regarding Computation of Ratios

                                                                  Years Ended December 31,
                                                  -----------------------------------------------------------
                                                       1994           1995            1996            1997
                                                       ----           ----            ----            ----
Fixed charges:
     Interest expense on debt                     $    273,759   $    297,228    $  6,172,421    $ 21,367,351
     Interest element of rent expense                   21,084         24,845         424,130       2,053,526
     Fixed charges of unconsolidated subsidiary             --        782,054       1,564,200              --
                                                  ------------   ------------    ------------    ------------
                                                  $    294,793   $  1,104,127    $  8,160,751    $ 23,420,877
                                                  ============   ============    ============    ============

Earnings:
     Consolidated net income (loss)               $    136,997   $   (504,373)   $ (3,909,749)   $(10,772,874)
     Extraordinary loss                                     --             --              --         507,515
     Preacquisition earnings (losses)                  236,300             --              --         (74,132)
     Provision (benefit) for income taxes              113,248       (302,567)     (1,233,318)     (3,324,466)
     Fixed charges                                     294,793      1,104,127       8,160,751      23,420,877
                                                  ------------   ------------    ------------    ------------
                                                  $    781,388   $    297,187    $  3,017,684    $  9,756,920
                                                  ============   ============    ============    ============

Ratio of Earnings to Fixed Charges                        2.65           0.27            0.37            0.42
                                                  ============   ============    ============    ============

Coverage Deficiency                                        N/A   $    806,940    $  5,143,067    $ 13,663,957
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